Exhibit 99.1

Inergy Reports First Quarter Results

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Management to Host Conference Call Today at 10 a.m. CT

Kansas City, MO (February 5, 2013) – Inergy, L.P. (NYSE:NRGY) (“Inergy”) today reported results of operations for the quarter ended December 31, 2012, the first quarter of fiscal 2013.

Inergy reported Adjusted EBITDA of $57.4 million for the quarter ended December 31, 2012, compared to $102.7 million in the quarter ended December 31, 2011. The reported Adjusted EBITDA in the quarter ended December 31, 2011, includes our retail propane operations which were contributed to Suburban Propane Partners, L.P. (“SPH”) on August 1, 2012. Excluding the retail propane operations from Adjusted EBITDA in the prior year quarter, Inergy’s Adjusted EBITDA of $57.4 million increased $9.7 million, or 20%, from approximately $47.7 million for the quarter ended December 31, 2011.

Net income (loss) was $2.8 million for the quarter ended December 31, 2012, and $(3.6) million in the same quarter of last year. Distributable cash flow was $38.9 million for the quarter ended December 31, 2012, compared to $71.6 million reported in the same quarter of the prior year. Both measures of net loss and distributable cash flow for the prior year period include results from the retail propane operations contributed to SPH.

A table reconciling Adjusted EBITDA to net income (loss) as reported for the quarter ended December 31, 2012, appears below.

“The fiscal 2013 first quarter represents the first full quarter of operations after the sale of Inergy’s retail propane business,” said John Sherman, Chairman and CEO of Inergy. “In our first quarter as a pure play midstream company, the solid performance of our NGL business highlights the diversified cash flow from our operations. As we look forward to the remainder of fiscal 2013, we are focused on executing on our objectives of growing our midstream operations in developing shale plays, maintaining our strong balance sheet, and delivering stable and growing cash earnings to investors.”

Recent Events

As previously announced, the Board of Directors of Inergy’s general partner declared Inergy’s quarterly cash distribution of $0.29 per limited partner unit ($1.16 annually) for the quarter ended December 31, 2012. The distribution will be paid on February 14, 2013.

Quarterly Results

Marketing, supply and logistics gross profit was $32.0 million for the quarter ended December 31, 2012, compared to $19.3 million for the same quarter in the prior year.

Storage and transportation gross profit increased to $48.0 million for the quarter ended December 31, 2012, compared to $45.3 million for the same quarter in the prior year.

For the quarter ended December 31, 2012, operating and administrative expenses decreased to $32.5 million, compared to $82.6 million reported for the same quarter in the prior year.

Inergy, L.P. and Inergy Midstream, L.P. (NYSE:NRGM) will conduct a live conference call and internet webcast today, February 5, 2013, to discuss results of operations for the quarter ended December 31, 2012 and their business outlook. The call will begin at 10:00 a.m. Central Time. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 92710595.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics, transportation, and marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P., Inergy is also engaged in the development and operation of natural gas, NGL and crude oil storage, transportation, and logistics businesses in the Northeast region of the United States and in North Dakota.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership engaged in the development and operation of natural gas, NGL and crude oil storage, transportation, and logistics businesses in the Northeast region of the United States and in North Dakota.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Vince Grisell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of supply; the demand for high deliverability natural gas storage capacity in the Northeast and Texas; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 31, 2012 and 2011

(in millions, except unit and per unit data)

	Three Months Ended
	December 31,
	2012	2011
	(Unaudited)
Revenue:
Retail	$—	$295.0
Marketing, supply and logistics	370.8	314.4
Storage and transportation	67.8	59.2

	438.6	668.6
Cost of product sold (excluding depreciation and amortization as shown below):
Retail	—	178.8
Marketing, supply and logistics	338.8	295.1
Storage and transportation	19.8	13.9

	358.6	487.8
Expenses:
Operating and administrative	32.5	82.6
Depreciation and amortization	36.3	48.7
Loss on disposal of assets	0.8	1.4

Operating income	10.4	48.1

Other income (expense):
Interest expense, net	(8.1)	(28.0)
Early extinguishment of debt	—	(24.9)
Other income	0.6	1.3

Income (loss) before income taxes	2.9	(3.5)
Provision for income taxes	0.1	0.1

Net income (loss)	2.8	(3.6)
Net income attributable to non-controlling partners	(1.5)	(0.4)

Net income (loss) attributable to partners	$1.3	$(4.0)

Total limited partners’ interest in net income (loss)	$1.3	$(4.0)

Net income (loss) per limited partner unit:
Basic	$0.01	$(0.03)

Diluted	$0.01	$(0.03)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	128,769	122,556

Diluted	131,582	122,556

	Three Months Ended December 31,
	2012	2011
	(Unaudited)
Supplemental Information:

Cash and cash equivalents	$1.8	$18.7

Outstanding debt:
Inergy credit agreement	$332.1	$401.5
Inergy senior unsecured notes	11.5	1,200.8
Inergy fair value hedge adjustment on senior unsecured notes	—	0.1
Inergy net bond/swap discount (e)(f)	—	10.9
Inergy other debt	2.9	17.2
NRGM credit facility (h)	179.8	80.2
NRGM senior unsecured notes (h)	500.0	—

Total debt	$1,026.3	$1,710.7

Total partners’ capital	$1,373.9	$1,348.0

Limited partner units outstanding (in thousands):
Common units	131,741	125,725
Class B units (g)	—	5,784

Total Common and Class B limited partner units	131,741	131,509

EBITDA:
Net income (loss)	$2.8	$(3.6)
Interest expense, net	8.1	28.0
Early extinguishment of debt	—	24.9
Provision for income taxes	0.1	0.1
Depreciation and amortization	36.3	48.7

EBITDA (a)	$47.3	$98.1

Non-cash loss on derivative contracts	3.4	0.1
Long-term incentive and equity compensation expense	3.1	3.1
Loss on disposal of assets	0.8	1.4
Transaction costs	2.8	—

Adjusted EBITDA (a)	$57.4	$102.7

Distributable cash flow:
Adjusted EBITDA (a)	$57.4	$102.7
Cash interest expense (b)	(4.9)	(26.3)
Maintenance capital expenditures (c)	(2.0)	(4.0)
Income tax expense	(0.1)	(0.1)
Inergy Midstream distributions declared for minority unitholders (i)	(11.5)	(0.7)

Distributable cash flow (d)	$38.9	$71.6

EBITDA:
Net cash provided by operating activities	$28.0	$23.2
Net changes in working capital balances	18.1	36.0
Non-cash early extinguishment of debt	—	(8.3)
Provision for doubtful accounts	(0.1)	0.1
Amortization of deferred financing costs, swap premium and net bond discount	(3.3)	(1.5)
Long-term incentive and equity compensation expense	(3.1)	(3.1)
Loss on disposal of assets	(0.8)	(1.4)
Deferred income tax	0.3	0.1
Interest expense, net	8.1	28.0
Early extinguishment of debt	—	24.9
Provision for income taxes	0.1	0.1

EBITDA	$47.3	$98.1

Non-cash loss on derivative contracts	3.4	0.1
Long-term incentive and equity compensation expense	3.1	3.1
Loss on disposal of assets	0.8	1.4
Transaction costs	2.8	—

Adjusted EBITDA	$57.4	$102.7

(a)	EBITDA is defined as income (loss) before income taxes, plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, long-term incentive and equity compensation expenses, the gain or loss on the disposal of assets and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.
(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and Inergy Midstream distributions declared and paid for minority unitholders. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.
(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium was amortized on a non-cash basis over the term of the senior notes.
(f)

In February 2009, the Company closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8 3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount was amortized on a non-cash basis over the term of the senior notes.

(g)	The Class B units have similar rights and obligations of Inergy, L.P. common units except that the units pay distributions in kind rather than in cash for a certain period of time. Immediately after the payment of the Inergy, L.P. common unit distribution on November 14, 2012, approximately 5.9 million outstanding Class B units converted into common units of Inergy, L.P. and were entitled to receive cash distributions; thus, no Class B units were outstanding as of December 31, 2012. For a complete description of the Class B units, please see the Third Amended and Restated Agreement of Limited Partnership of Inergy, filed on Form 8-K on November 5, 2010.
(h)	Inergy and each of its wholly owned subsidiaries do not provide credit support nor do they guarantee any amounts outstanding under the NRGM Credit Facility or senior notes.
(i)	The amount of distributions for the three months ended December 31, 2012, includes amounts that are to be received by Inergy Midstream’s minority unitholders based on the $0.39 distribution per limited partner unit declared on January 25, 2013. The amount of distributions for the three months ended December 31, 2011, included amounts that were to be received by Inergy Midstream’s minority unitholders based on the $0.04 distribution declared on January 27, 2012.